Exhibit 99.1
For Immediate Release

Investar Holding Corporation Announces Record Revenues Following Acquisition

BATON ROUGE, LA (October 25, 2017) – Investar Holding Corporation (NASDAQ: ISTR) (the “Company”), the holding company for Investar Bank (the “Bank”), today announced financial results for the quarter ended September 30, 2017. The Company reported net income of $2.1 million, or $0.24 per diluted share for the third quarter of 2017, compared to $1.9 million, or $0.22 per diluted share for the quarter ended June 30, 2017, and $2.0 million, or $0.29 per diluted share, for the quarter ended September 30, 2016.

On a non-GAAP basis, core earnings per share in the third quarter of 2017 was $0.29 per basic and diluted share (refer to the Reconciliation of Non-GAAP Financial Measures table for a reconciliation of GAAP to non-GAAP metrics).

The Company’s balance sheet and statement of income as of and for the three and nine months ended September 30, 2017 include the impact of the Company’s acquisition of Citizens Bancshares, Inc. (“Citizens”), which was completed on July 1, 2017. As of the acquisition date, Citizens had approximately $250 million in total assets, including $130 million in loans, and approximately $212 million in deposits. The assets acquired and liabilities assumed have been recorded at fair value and are subject to change pending finalization of all valuations.
Investar Holding Corporation President and Chief Executive Officer John D’Angelo said:
“The third quarter was an exciting quarter for Investar. Following the acquisition of Citizens Bancshares, Inc. and its wholly-owned subsidiary, Citizens Bank on July 1, 2017, our operating teams, including our new Investar family members from Evangeline Parish, worked diligently to successfully integrate the former Citizens Bank, while continuing to provide outstanding customer service. Working together to create synergies promptly after completing a merger is important to our earnings success. This is the first quarter of operations following the Citizens acquisition and the results reflect the positive effect of the acquisition on our balance sheet and income statement. We are pleased with the results and expect to recognize additional benefits from the acquisition going into the next quarter.
We also announced the acquisition of BOJ Bancshares, Inc., the parent company for The Highlands Bank, in Jackson, Louisiana, which we expect to be completed by the end of the fourth quarter of 2017. The acquisition of The Highlands Bank fits our strategy of expansion through extensions of our existing markets. We believe this limits integration risk and allows us to continue to build our brand in existing and surrounding markets. We also believe that the acquisition further positions us to grow the franchise and increase long-term shareholder value. Both we and The Highlands Bank are customer service-focused community banks and look forward to welcoming the customers and employees of The Highlands Bank to the Investar family.
In addition to growth by acquisition, Investar continued to bolster its teams in the third quarter with the addition of four commercial lenders in the Baton Rouge, New Orleans and Lafayette markets, as well as a Community Development Officer in the New Orleans market, and two Treasury Management Sales Officers in the New Orleans and Lafayette markets. We look forward to the knowledge and experience brought to Investar by these team members, as well as the growth in business relationships with our customers.”
Third Quarter Highlights

•
Total revenues, or interest and noninterest income, for the quarter ended September 30, 2017 totaled $15.6 million, an increase of $3.0 million, or 23.4%, compared to June 30, 2017, and an increase of $3.6 million, or 29.8%, compared to September 30, 2016.

•	Total assets increased to $1.5 billion at September 30, 2017, compared to $1.2 billion at both June 30, 2017 and September 30, 2016.

•
Total loans increased $177.6 million, or 19%, to $1.1 billion at September 30, 2017, compared to $933.0 million at June 30, 2017. Excluding the loans acquired in the Citizens acquisition, or $124.4 million, total loans increased $53.2 million, or 5.7%, to $986.1 million at September 30, 2017, compared to $933.0 million at June 30, 2017.

•
The business lending portfolio, which consists of loans secured by owner-occupied commercial real estate properties and commercial and industrial loans, was $342.6 million at September 30, 2017, an increase of $58.5 million, or 20.6%, compared to the business lending portfolio of $284.1 million at June 30, 2017, and an increase of $92.3 million, or 36.9%, compared to the business lending portfolio of $250.3 million at September 30, 2016.

•	Nonperforming loans decreased to 0.20% at September 30, 2017, compared to 1.06% at September 30, 2016.

•
Total interest income increased $2.6 million, or 21.9%, for the quarter ended September 30, 2017, compared to the quarter ended June 30, 2017, and increased $3.5 million, or 31.4%, compared to the quarter ended September 30, 2016.

•
Net interest margin increased twelve basis points to 3.40% for the three months ended September 30, 2017, compared to 3.28% for the three months ended June 30, 2017, and increased seventeen basis points from 3.23% for the three months ended September 30, 2016.

•	Cost of deposits decreased seven basis points to 0.91% for the three months ended September 30, 2017, compared to 0.98% for both of the three month periods ended June 30, 2017 and September 30, 2016.

•	The Company successfully completed the conversion of branch and operating systems associated with the Citizens acquisition during the quarter.

•
The dividend payout ratio increased to 12.26% for the quarter ended September 30, 2017, compared to 9.94% for the quarter ended June 30, 2017 and 3.81% compared to the quarter ended September 30, 2016.

•	The Company repurchased 12,056 shares of its common stock through its stock repurchase program at an average price of $21.89 during the quarter ended September 30, 2017.

•
The Company announced it has entered into a definitive agreement (the “Agreement”) to acquire BOJ Bancshares, Inc. (“BOJ”) and its wholly owned subsidiary, The Highlands Bank, in Jackson, Louisiana. The agreement provides for consideration to be paid to the shareholders of BOJ in the form of cash and shares of the Company’s common stock. BOJ shareholders will be entitled to receive an aggregate amount of cash consideration equal to $3.95 million and an aggregate of 799,559 shares of the Company’s common stock, subject to certain adjustments. Assuming no adjustments to the merger consideration under the terms of the Agreement, the transaction is valued at approximately $22.78 million based upon the closing price of Investar’s common stock of $23.55 on October 17, 2017. It is expected that shareholders of BOJ will own approximately 8% of the combined company following the acquisition.

Loans
Total loans were $1.1 billion at September 30, 2017, an increase of $177.6 million, or 19.0%, compared to June 30, 2017, and an increase of $263.7 million, or 31.1%, compared to September 30, 2016. Included in total loans at September 30, 2017 is $124.4 million, or 11.2% of the total loan portfolio, of loans acquired from Citizens. Exclusive of acquired loans, total loans at September 30, 2017 increased $53.2 million, or 5.7%, compared to June 30, 2017, and $139.3 million, or 16.4%, compared to September 30, 2016.
The following table sets forth the composition of the Company’s loan portfolio as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Loans
	9/30/2017	6/30/2017	9/30/2016	$	%	$	%	9/30/2017	9/30/2016
Mortgage loans on real estate
Construction and development	$122,501	$109,627	$92,355	$12,874	11.7%	$30,146	32.6%	11.0%	10.9%
1-4 Family	252,003	177,979	175,392	74,024	41.6	76,611	43.7	22.7	20.7
Multifamily	50,770	46,109	42,560	4,661	10.1	8,210	19.3	4.6	5.0
Farmland	14,130	8,006	8,281	6,124	76.5	5,849	70.6	1.3	1.0
Commercial real estate
Owner-occupied	217,369	185,226	172,952	32,143	17.4	44,417	25.7	19.6	20.5
Nonowner-occupied	245,053	223,297	192,270	21,756	9.7	52,783	27.5	22.0	22.7
Commercial and industrial	125,230	98,837	77,312	26,393	26.7	47,918	62.0	11.3	9.1
Consumer	83,465	83,879	85,706	(414)	(0.5)	(2,241)	(2.6)	7.5	10.1
Total loans	1,110,521	932,960	846,828	177,561	19.0%	263,693	31.1%	100%	100%
Loans held for sale	—	—	40,553	—	—	(40,553)	(100.0)
Total gross loans	$1,110,521	$932,960	$887,381	$177,561	19.0%	$223,140	25.1%
One to four family loans were $252.0 million at September 30, 2017, an increase of $74.0 million, or 41.6%, compared to $178.0 million at June 30, 2017, and an increase of $76.6 million, or 43.7%, compared to September 30, 2016. The increase in the 1-4 family portfolio is primarily a result of the approximately $61.5 million 1-4 family loans acquired from Citizens.
At September 30, 2017, the Company’s total business lending portfolio, which consists of loans secured by owner-occupied commercial real estate properties and commercial and industrial loans, was $342.6 million, an increase of $58.5 million, or 20.6%, compared to the business lending portfolio of $284.1 million at June 30, 2017, and an increase of $92.3 million, or 36.9%, compared to the business lending portfolio of $250.3 million at September 30, 2016. Included in the business lending portfolio is $34.0 million, or 9.9% of the total portfolio, of loans acquired from Citizens. The Company continues to focus on relationship banking and growing our commercial loan portfolio.
Consumer loans, including indirect auto loans of $64.1 million, totaled $83.5 million at September 30, 2017, a decrease of $0.4 million, or 0.5%, compared to $83.9 million, including indirect auto loans of $70.8 million, at June 30, 2017, and a decrease of $42.8 million, or 33.9%, compared to $126.3 million at September 30, 2016. Excluding the consumer loans acquired from Citizens, or $8.5 million, consumer loans decreased $8.9 million, or 10.6%, to $75.0 million at September 30, 2017. The decrease in consumer loans, excluding acquired loans, when compared to the linked quarter is attributable to the scheduled paydowns of the consumer loans.
Credit Quality
Nonperforming loans were $2.2 million, or 0.20% of total loans, at September 30, 2017, an increase of $1.0 million, or 86.5%, compared to $1.2 million, or 0.13% of total loans, at June 30, 2017, and a decrease of $6.8 million, or 75.7%, compared to $9.0 million, or 1.06% of total loans, at September 30, 2016. The increase in nonperforming loans at September 30, 2017 compared to June 30, 2017 is mainly attributable to the Citizens acquisition. The decrease in nonperforming loans compared to September 30, 2016 is mainly attributable to one $4.7 million owner-occupied commercial real estate relationship and one $2.7 million commercial and industrial loan relationship that were not performing at September 30, 2016.

Exclusive of acquired loans, the allowance for loan losses was $7.6 million, or 541.62% and 0.77% of nonperforming loans and total loans, respectively, at September 30, 2017, compared to $7.3 million, or 627.63% and 0.78% of nonperforming loans and total loans, respectively, at June 30, 2017, and $7.4 million, or 82.44% and 0.87% of nonperforming loans and total loans, respectively, at September 30, 2016. The increase in the allowance as a percentage of nonperforming loans at September 30, 2017 compared to September 30, 2016 is a result of the $6.8 million decrease in nonperforming loans discussed above. The decrease in the allowance for loan losses as a percentage of total loans at September 30, 2017 compared to September 30, 2016 is due to an overall increase in the legacy portfolio of the Company of $139.3 million, or 16.4%, while the allowance for loan losses increased $0.2 million, or 3.0%.
The provision for loan losses was $0.4 million for both the second and third quarters of 2017, a decrease of $0.1 million compared to provision for loan losses of $0.5 million for the quarter ended September 30, 2016.
Management continues to monitor the Company’s loan portfolio for exposure to potential negative impacts of suppressed oil and gas prices. We consider our direct exposure to the energy sector not to be significant, at approximately one percent of the total loan portfolio at September 30, 2017. However, should the price of oil and gas decline further and/or remain at the current low price for an extended period, the general economic conditions in our south Louisiana markets could be negatively affected and could negatively impact borrowers’ ability to service their debt. Management continually evaluates the allowance for loan losses based on several factors, including economic conditions, and currently believes that any potential negatively affected future cash flows related to these loans would be covered by the current allowance for loan losses.
Deposits
Total deposits at September 30, 2017 were $1.1 billion, an increase of $206.5 million, or 23.1%, compared to June 30, 2017, and an increase of $194.3 million, or 21.4%, compared to September 30, 2016. The Company acquired $212.2 million in deposits from the Citizens acquisition. Exclusive of acquired deposits, total deposits decreased $5.6 million, or 0.6%, compared to June 30, 2017, and decreased $17.9 million, or 2.0%, compared to September 30, 2016. The decrease in deposits is primarily due to a decrease in time deposits of $8.5 million, or 2.1%, compared to June 30, 2017, and a decrease of $79.7 million, or 17%, compared to September 30, 2016, resulting from the Bank’s strategy to decrease its dependence on non-retail certificates of deposit.

The following table sets forth the composition of the Company’s deposits as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Deposits
	9/30/2017	6/30/2017	9/30/2016	$	%	$	%	9/30/2017	9/30/2016
Noninterest-bearing demand deposits	$175,130	$130,625	$112,414	$44,505	34.1%	$62,716	55.8%	15.9%	12.4%
NOW accounts	192,503	171,244	150,551	21,259	12.4	41,952	27.9	17.5	16.6
Money market deposit accounts	147,096	143,957	123,487	3,139	2.2	23,609	19.1	13.3	13.6
Savings accounts	103,017	50,945	51,332	52,072	102.2	51,685	100.7	9.4	5.7
Time deposits	483,616	398,054	469,267	85,562	21.5	14,349	3.1	43.9	51.7
Total deposits	$1,101,362	$894,825	$907,051	$206,537	23.1%	$194,311	21.4%	100.0%	100.0%
Financial Results for the Quarter Ended September 30, 2017
The financial results for the quarter ended September 30, 2017 reflect the acquisition of Citizens beginning July 1, 2017. The acquisition of Citizens added three branch locations in Evangeline Parish with total assets of $250 million, total loans of $130 million, and total deposits of $212 million. During the quarter ended September 30, 2017, the Company recognized $0.8 million in expenses related to the acquisition of Citizens.
Net Interest Income
Net interest income for the third quarter of 2017 totaled $11.5 million, an increase of $2.2 million, or 24.0%, compared to the second quarter of 2017, and an increase of $2.8 million, or 31.8%, compared to the third quarter of 2016. The increase in net interest income was primarily driven by growth in loan and securities balances partially offset by an increase in interest expense as we funded the increase in earning assets with increased deposits and borrowings. Net interest income for the third quarter of 2017 increased $2.7 million and $0.8 million due to increases in the volume and yield, respectively, of interest-earning assets, offset slightly by decreases of $0.4 million and $0.3 million due to the increases in the volume and rate, respectively, of interest-bearing liabilities compared to the third quarter of 2016.

The Company’s net interest margin was 3.40% for the quarter ended September 30, 2017 compared to 3.28% for the quarter ended June 30, 2017 and 3.23% for the quarter ended September 30, 2016. The yield on interest-earning assets was 4.26% for the quarter ended September 30, 2017 compared to 4.18% for the quarter ended June 30, 2017 and 4.06% for the quarter ended September 30, 2016.
The cost of deposits decreased seven basis points to 0.91% for the quarter ended September 30, 2017 compared to 0.98% for both the quarters ended June 30, 2017 and September 30, 2016. The decrease in the cost of deposits when compared to the quarters ended June 30, 2017 and September 30, 2016 is a result of a decrease in the cost of savings deposits and time deposits. The overall costs of funds for the quarter ended September 30, 2017 decreased five basis points to 1.05% compared to 1.10% for the quarter ended June 30, 2017 and increased seven basis points compared to 0.98% for the quarter ended September 30, 2016. The decrease in the cost of deposits and cost of funds at September 30, 2017 compared to June 30, 2017 is mainly a result of lower cost deposits and long term borrowings acquired from Citizens. The increase in the cost of funds at September 30, 2017 compared to September 30, 2016 is mainly attributable to the increase in long term borrowings resulting from the Company’s issuance and sale, on March 24, 2017, of $18.6 million in aggregate principal amount of its 6.00% Fixed-to-Floating Rate Subordinated Notes due in 2027. The Company used the net proceeds from the debt issuance to fund a portion of the acquisition of Citizens Bancshares, Inc. and its wholly-owned subsidiary, Citizens Bank.
Noninterest Income
Noninterest income for the third quarter of 2017 totaled $1.2 million, an increase of $0.4 million, or 45.7%, compared to the second quarter of 2017, and an increase of $0.1 million, or 13.4%, compared to the third quarter of 2016. The increase in noninterest income when compared to the quarter ended June 30, 2017 is due to a $0.2 million increase in both service charges on deposit accounts and gain on sale of fixed assets, offset by a $0.1 million decrease in the gain on sale of investment securities.
Noninterest Expense
Noninterest expense for the third quarter of 2017 totaled $9.1 million, an increase of $2.2 million, or 31.7%, compared to the second quarter of 2017, and an increase of $2.6 million, or 39.3%, compared to the third quarter of 2016. The increase in noninterest expense compared to the quarters ended June 30, 2017 and September 30, 2016 is mainly attributable to the increases in both salaries and employee benefits and acquisition expense. The increase in salaries and employee benefits is a result of the increase in employees following the Citizens acquisition, as well as the addition of four commercial lenders in the Baton Rouge, New Orleans and Lafayette markets, and a Community Development Officer and Treasury Management Sales Officer in the New Orleans market during the quarter ended September 30, 2017. The increase in acquisition expense was a result of the Citizens acquisition that was completed on July 1, 2017.
Noninterest expense for the third quarter of 2017 includes a full quarter of expenses of approximately $0.4 million for both de novo branches, one in each of the Baton Rouge (Gonzales) and New Orleans (Elmwood) markets, that were opened at the end of the second quarter of 2017.
Basic Earnings Per Share and Diluted Earnings Per Share
The Company reported both basic and diluted earnings per share of $0.24 for the three months ended September 30, 2017, a decrease of $0.05 compared to basic and diluted earnings per share of $0.29 for the three months ended September 30, 2016. The decrease in both basic and diluted earnings per share is attributable to the Company’s issuance of approximately 1.6 million common shares as part of a public offering on March 22, 2017, as well as the $0.8 million in acquisition expenses related to the Citizens acquisition.
Taxes
The Company recorded income tax expense of $1.0 million for the quarter ended September 30, 2017, which equates to an effective tax rate of 32.6%.
About Investar Holding Corporation
Investar Holding Corporation, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, a state chartered bank. The Company’s primary market is South Louisiana and it currently operates 15 full service banking offices located throughout its market. At September 30, 2017, the Company had 227 full-time equivalent employees.
Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America, or GAAP. These measures and ratios include “tangible common equity,” “tangible assets,” “tangible equity to tangible assets,” “tangible book value per common share,” “core noninterest income,” “core earnings before noninterest expense,” “core noninterest expense,” “core earnings before income tax expense,” “core income tax expense,” “core earnings,” “core efficiency ratio,” “core return on average assets,” “core return on average equity,” “core basic earnings per share,” and “core diluted earnings per share.” Management believes these non-GAAP financial measures provide information useful to investors in understanding the Company’s financial results, and the Company believes that its presentation, together with the accompanying reconciliations, provide a more complete understanding of factors and trends affecting the Company’s business and allow investors to view performance in a manner similar to management, the entire financial services sector, bank stock analysts and bank regulators. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and the Company strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. A reconciliation of the non-GAAP financial measures disclosed in this press release to the comparable GAAP financial measures is included at the end of the financial statement tables.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. These factors include, but are not limited to, the following, any one or more of which could materially affect the outcome of future events:

•	business and economic conditions generally and in the financial services industry in particular, whether nationally, regionally or in the markets in which we operate;

•	our ability to achieve organic loan and deposit growth, and the composition of that growth;

•	changes (or the lack of changes) in interest rates, yield curves and interest rate spread relationships that affect our loan and deposit pricing;

•	the extent of continuing client demand for the high level of personalized service that is a key element of our banking approach as well as our ability to execute our strategy generally;

•	our dependence on our management team, and our ability to attract and retain qualified personnel;

•	changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries or in the repayment ability of individual borrowers;

•	inaccuracy of the assumptions and estimates we make in establishing reserves for probable loan losses and other estimates;

•	the concentration of our business within our geographic areas of operation in Louisiana;

•	concentration of credit exposure;

•	the ability to effectively integrate employees, customers, operations and branches from our recent acquisition of Citizens; and

•	the satisfaction of the conditions to closing the pending acquisition of BOJ Bancshares, Inc. and the ability to subsequently integrate it effectively.

These factors should not be construed as exhaustive. Additional information on these and other risk factors can be found in Item 1A. “Risk Factors” and in the “Special Note Regarding Forward-Looking Statements” in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

For further information contact:
Investar Holding Corporation
Chris Hufft
Chief Financial Officer
(225) 227-2215
Chris.Hufft@investarbank.com

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	9/30/2017	6/30/2017	9/30/2016	Linked Quarter	Year/Year
EARNINGS DATA
Total interest income	$14,442	$11,844	$10,993	21.9%	31.4%
Total interest expense	2,904	2,542	2,240	14.2	29.6
Net interest income	11,538	9,302	8,753	24.0	31.8
Provision for loan losses	420	375	450	12.0	(6.7)
Total noninterest income	1,167	801	1,029	45.7	13.4
Total noninterest expense	9,122	6,928	6,548	31.7	39.3
Income before income taxes	3,163	2,800	2,784	13.0	13.6
Income tax expense	1,032	877	747	17.7	38.2
Net income	$2,131	$1,923	$2,037	10.8	4.6

AVERAGE BALANCE SHEET DATA
Total assets	$1,437,929	$1,198,878	$1,134,591	19.9%	26.7%
Total interest-earning assets	1,346,455	1,137,752	1,075,145	18.3	25.2
Total loans	1,073,800	914,265	840,028	17.4	27.8
Total gross loans	1,073,800	914,265	874,272	17.4	22.8
Total interest-bearing deposits	927,014	745,647	784,591	24.3	18.2
Total interest-bearing liabilities	1,101,112	922,780	905,521	19.3	21.6
Total deposits	1,100,226	862,361	887,327	27.6	24.0
Total stockholders’ equity	152,186	149,713	113,056	1.7	34.6

PER SHARE DATA
Earnings:
Basic earnings per share	$0.24	$0.22	$0.29	9.1%	(17.2)%
Diluted earnings per share	0.24	0.22	0.29	9.1	(17.2)
Core Earnings(1):
Core basic earnings per share(1)	0.29	0.22	0.27	31.8	7.4
Core diluted earnings per share(1)	0.29	0.22	0.27	31.8	7.4
Book value per share	17.56	17.11	15.93	2.6	10.2
Tangible book value per share(1)	16.04	16.74	15.47	(4.2)	3.7
Common shares outstanding	8,704,562	8,815,119	7,131,186	(1.3)	22.1

PERFORMANCE RATIOS
Return on average assets	0.59%	0.64%	0.71%	(7.8)%	(16.9)%
Core return on average assets(1)	0.70	0.64	0.66	9.4	6.1
Return on average equity	5.55	5.15	7.15	7.8	(22.4)
Core return on average equity(1)	6.61	5.11	6.63	29.4	(0.3)
Net interest margin	3.40	3.28	3.23	3.7	5.3
Net interest income to average assets	3.18	3.11	3.06	2.3	3.9
Noninterest expense to average assets	2.52	2.32	2.29	8.6	10.0
Efficiency ratio(2)	71.80	68.57	66.94	4.7	7.3
Core efficiency ratio(1)	66.49	68.46	68.37	(2.9)	(2.7)
Dividend payout ratio	12.26	9.94	3.81	23.3	221.8
Net charge-offs to average loans	0.01	0.03	0.02	(66.7)	(50.0)

(1) Non-GAAP financial measure. See reconciliation.
(2) Efficiency ratio represents noninterest expenses divided by the sum of net interest income (before provision for loan losses) and noninterest income.

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	9/30/2017	6/30/2017	9/30/2016	Linked Quarter	Year/Year
ASSET QUALITY RATIOS
Nonperforming assets to total assets	0.41%	0.41%	0.80%	—%	(48.8)%
Nonperforming loans to total loans	0.20	0.13	1.06	53.8	(81.1)
Allowance for loan losses to total loans, excluding acquired loans	0.77	0.78	0.87	(1.3)	(11.5)
Allowance for loan losses to nonperforming loans, excluding acquired loans	541.62	627.63	82.4	(13.7)	557.3

CAPITAL RATIOS
Investar Holding Corporation:
Total equity to total assets	10.35%	12.30%	9.84%	(15.9)%	5.2%
Tangible equity to tangible assets(1)	9.54	12.07	9.59	(21.0)	(0.5)
Tier 1 leverage ratio	10.13	12.71	10.10	(20.3)	0.3
Common equity tier 1 capital ratio(2)	11.86	14.71	11.02	(19.4)	7.6
Tier 1 capital ratio(2)	12.15	15.05	11.37	(19.3)	6.9
Total capital ratio(2)	14.32	17.57	12.11	(18.5)	18.2
Investar Bank:
Tier 1 leverage ratio	11.20	13.96	9.94	(19.8)	12.7
Common equity tier 1 capital ratio(2)	13.46	16.53	11.19	(18.6)	20.3
Tier 1 capital ratio(2)	13.46	16.53	11.19	(18.6)	20.3
Total capital ratio(2)	14.10	17.26	11.93	(18.3)	18.2

(1) Non-GAAP financial measure. See reconciliation.
(2) Estimated for September 30, 2017

INVESTAR HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)
(Unaudited)

	September 30, 2017	June 30, 2017	September 30, 2016
ASSETS
Cash and due from banks	$17,942	$11,720	$10,172
Interest-bearing balances due from other banks	30,566	23,238	35,811
Federal funds sold	—	3	172
Cash and cash equivalents	48,508	34,961	46,155

Available for sale securities at fair value (amortized cost of $228,980, $185,121, and $147,609, respectively)	227,562	183,584	148,981
Held to maturity securities at amortized cost (estimated fair value of $19,311, $19,418, and $21,625, respectively)	19,306	19,460	21,454
Loans held for sale	—	—	40,553
Loans, net of allowance for loan losses of $7,605, $7,320, and $7,383, respectively	1,102,916	925,640	839,445
Other equity securities	7,744	7,025	7,388
Bank premises and equipment, net of accumulated depreciation of $7,362, $7,497, and $6,380, respectively	33,705	31,510	31,835
Other real estate owned, net	3,830	3,830	279
Accrued interest receivable	4,147	3,197	3,081
Deferred tax asset	2,604	2,343	1,384
Goodwill and other intangible assets, net	13,271	3,213	3,244
Bank-owned life insurance	8,140	7,297	7,150
Other assets	4,690	3,466	3,256
Total assets	$1,476,423	$1,225,526	$1,154,205

LIABILITIES
Deposits
Noninterest-bearing	$175,130	$130,625	$112,414
Interest-bearing	926,232	764,200	794,637
Total deposits	1,101,362	894,825	907,051
Advances from Federal Home Loan Bank	162,700	109,285	88,943
Repurchase agreements	24,892	36,745	23,554
Subordinated debt	18,157	18,145	—
Junior subordinated debt	3,609	3,609	3,609
Accrued taxes and other liabilities	12,827	12,121	17,472
Total liabilities	1,323,547	1,074,730	1,040,629

STOCKHOLDERS’ EQUITY
Preferred stock, no par value per share; 5,000,000 shares authorized	—	—	—
Common stock, $1.00 par value per share; 40,000,000 shares authorized; 8,704,562, 8,815,119, and 7,131,186 shares outstanding, respectively	8,705	8,815	7,131
Surplus	113,458	113,246	81,827
Retained earnings	31,508	29,644	24,465
Accumulated other comprehensive loss	(795)	(909)	153
Total stockholders’ equity	152,876	150,796	113,576
Total liabilities and stockholders’ equity	$1,476,423	$1,225,526	$1,154,205

INVESTAR HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share data)
(Unaudited)

	For the three months ended			For the nine months ended
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
INTEREST INCOME
Interest and fees on loans	$12,893	$10,559	$10,011	$33,456	$29,277
Interest on investment securities	1,399	1,199	920	3,627	2,667
Other interest income	150	86	62	296	146
Total interest income	14,442	11,844	10,993	37,379	32,090

INTEREST EXPENSE
Interest on deposits	2,137	1,827	1,934	5,817	5,212
Interest on borrowings	767	715	306	1,862	920
Total interest expense	2,904	2,542	2,240	7,679	6,132
Net interest income	11,538	9,302	8,753	29,700	25,958

Provision for loan losses	420	375	450	1,145	1,704
Net interest income after provision for loan losses	11,118	8,927	8,303	28,555	24,254

NONINTEREST INCOME
Service charges on deposit accounts	281	96	79	474	264
Gain on sale of investment securities, net	27	109	204	242	428
Gain on sale of fixed assets, net	160	1	—	184	1,252
Gain (loss) on sale of other real estate owned, net	37	(10)	—	32	11
Gain on sale of loans, net	—	—	—	—	313
Servicing fees and fee income on serviced loans	352	378	510	1,153	1,638
Other operating income	310	227	236	768	666
Total noninterest income	1,167	801	1,029	2,853	4,572
Income before noninterest expense	12,285	9,728	9,332	31,408	28,826

NONINTEREST EXPENSE
Depreciation and amortization	542	391	371	1,309	1,110
Salaries and employee benefits	5,136	4,109	3,945	13,195	11,708
Occupancy	317	245	265	826	743
Data processing	446	355	374	1,169	1,115
Marketing	124	119	102	271	316
Professional fees	263	231	312	726	966
Customer reimbursements	—	—	—	—	584
Acquisition expenses	824	80	—	1,049	—
Other operating expenses	1,470	1,398	1,179	4,189	3,494
Total noninterest expense	9,122	6,928	6,548	22,734	20,036
Income before income tax expense	3,163	2,800	2,784	8,674	8,790
Income tax expense	1,032	877	747	2,756	2,758
Net income	$2,131	$1,923	$2,037	$5,918	$6,032

EARNINGS PER SHARE
Basic earnings per share	$0.24	$0.22	$0.29	$0.72	$0.85
Diluted earnings per share	$0.24	$0.22	$0.29	$0.71	$0.84
Cash dividends declared per common share	$0.03	$0.02	$0.01	$0.07	$0.03

INVESTAR HOLDING CORPORATION
EARNINGS PER SHARE
(Amounts in thousands, except share data)
(Unaudited)

	For the three months ended			For the nine months ended
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Net income	$2,131	$1,923	$2,037	$5,918	$6,032
Weighted average number of common shares outstanding used in computation of basic earnings per share	8,702,559	8,685,980	7,059,953	8,203,645	7,137,398
Effect of dilutive securities:
Restricted stock	27,741	27,045	15,546	18,756	8,991
Stock options	46,632	43,640	15,369	10,572	14,920
Stock warrants	20,585	23,963	11,575	47,022	11,360
Weighted average number of common shares outstanding plus effect of dilutive securities used in computation of diluted earnings per share	8,797,517	8,780,628	7,102,443	8,279,995	7,172,669
Basic earnings per share	$0.24	$0.22	$0.29	$0.72	$0.85
Diluted earnings per share	$0.24	$0.22	$0.29	$0.71	$0.84

INVESTAR HOLDING CORPORATION
CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST EARNED AND YIELD ANALYSIS
(Amounts in thousands)
(Unaudited)

	For the three months ended
	September 30, 2017			June 30, 2017			September 30, 2016
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans	$1,073,800	$12,893	4.76%	$914,265	$10,559	4.63%	$874,272	$10,011	4.54%
Securities:
Taxable	203,407	1,193	2.33	165,689	1,013	2.45	136,047	728	2.12
Tax-exempt	34,659	206	2.36	29,375	186	2.54	30,733	192	2.48
Interest-bearing balances with banks	34,589	150	1.72	28,423	86	1.21	34,093	62	0.72
Total interest-earning assets	1,346,455	14,442	4.26	1,137,752	11,844	4.18	1,075,145	10,993	4.06
Cash and due from banks	22,626			8,213			7,138
Intangible assets	13,283			3,217			3,248
Other assets	63,007			56,919			56,273
Allowance for loan losses	(7,442)			(7,223)			(7,213)
Total assets	$1,437,929			$1,198,878			$1,134,591

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$337,846	$604	0.71	$291,902	$524	0.72	$262,841	$433	0.65
Savings deposits	102,331	139	0.54	51,474	83	0.65	51,924	88	0.67
Time deposits	486,837	1,394	1.14	402,271	1,220	1.22	469,826	1,413	1.19
Total interest-bearing deposits	927,014	2,137	0.91	745,647	1,827	0.98	784,591	1,934	0.98
Short-term borrowings	122,456	367	1.19	137,848	350	1.02	98,286	237	0.96
Long-term debt	51,642	400	3.07	39,285	365	3.73	22,644	69	1.21
Total interest-bearing liabilities	1,101,112	2,904	1.05	922,780	2,542	1.10	905,521	2,240	0.98
Noninterest-bearing deposits	173,212			116,714			102,736
Other liabilities	11,419			9,671			13,278
Stockholders’ equity	152,186			149,713			113,056
Total liability and stockholders’ equity	$1,437,929			$1,198,878			$1,134,591
Net interest income/net interest margin		$11,538	3.40%		$9,302	3.28%		$8,753	3.23%

INVESTAR HOLDING CORPORATION
CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST EARNED AND YIELD ANALYSIS
(Amounts in thousands)
(Unaudited)

	For the nine months ended
	September 30, 2017			September 30, 2016
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans	$960,868	$33,456	4.66%	$853,116	$29,277	4.57%
Securities:
Taxable	173,273	3,044	2.35	125,982	2,172	2.30
Tax-exempt	31,540	583	2.47	25,920	495	2.54
Interest-bearing balances with banks	29,238	296	1.35	25,608	146	0.76
Total interest-earning assets	1,194,919	37,379	4.18	1,030,626	32,090	4.15
Cash and due from banks	13,180			7,335
Intangible assets	6,612			3,228
Other assets	58,401			54,478
Allowance for loan losses	(7,265)			(6,770)
Total assets	$1,265,847			$1,088,897

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand	$307,369	$1,616	0.70	$249,960	$1,205	0.64
Savings deposits	69,194	308	0.60	52,596	265	0.67
Time deposits	440,956	3,893	1.18	431,328	3,742	1.16
Total interest-bearing deposits	817,519	5,817	0.95	733,884	5,212	0.95
Short-term borrowings	127,081	1,000	1.05	111,418	710	0.85
Long-term debt	37,479	862	3.08	24,243	210	1.15
Total interest-bearing liabilities	982,079	7,679	1.05	869,545	6,132	0.94
Noninterest-bearing deposits	133,675			95,225
Other liabilities	10,166			12,135
Stockholders’ equity	139,927			111,992
Total liability and stockholders’ equity	$1,265,847			$1,088,897
Net interest income/net interest margin		$29,700	3.32%		$25,958	3.36%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

	September 30, 2017	June 30, 2017	September 30, 2016
Tangible common equity
Total stockholders’ equity	$152,876	$150,796	$113,576
Adjustments:
Goodwill	11,357	2,684	2,684
Core deposit intangible	1,814	429	460
Trademark intangible	100	100	100
Tangible common equity	$139,605	$147,583	$110,332
Tangible assets
Total assets	$1,476,423	$1,225,526	$1,154,205
Adjustments:
Goodwill	11,357	2,684	2,684
Core deposit intangible	1,814	429	460
Trademark intangible	100	100	100
Tangible assets	$1,463,152	$1,222,313	$1,150,961

Common shares outstanding	8,704,562	8,815,119	7,131,186
Tangible equity to tangible assets	9.54%	12.07%	9.59%
Book value per common share	$17.56	$17.11	$15.93
Tangible book value per common share	16.04	16.74	15.47

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

		Three months ended
		September 30, 2017	June 30, 2017	September 30, 2016
Net interest income	(a)	$11,538	$9,302	$8,753
Provision for loan losses		420	375	450
Net interest income after provision for loan losses		11,118	8,927	8,303

Noninterest income	(b)	1,167	801	1,029
Gain on sale of investment securities, net		(27)	(109)	(204)
(Gain) loss on sale of other real estate owned, net		(37)	10	—
Gain on sale of fixed assets, net		(160)	(1)	—
Core noninterest income	(d)	943	701	825

Core earnings before noninterest expense		12,061	9,628	9,128

Total noninterest expense	(c)	9,122	6,928	6,548
Acquisition expense		(824)	(80)	—
Core noninterest expense	(f)	8,298	6,848	6,548

Core earnings before income tax expense		3,763	2,780	2,580
Core income tax expense(1)		1,228	871	692
Core earnings		2,535	1,909	1,888

Core basic earnings per share		0.29	0.22	0.27

Diluted earnings per share (GAAP)		$0.24	$0.22	$0.29
Gain on sale of investment securities, net		—	(0.01)	(0.02)
Loss (gain) on sale of other real estate owned, net		—	—	—
Gain on sale of fixed assets, net		(0.01)	—	—
Acquisition expense		0.06	0.01	—
Core diluted earnings per share		$0.29	$0.22	$0.27

Efficiency ratio	(c) / (a+b)	71.80%	68.57%	66.94%
Core efficiency ratio	(f) / (a+d)	66.49%	68.46%	68.37%
Core return on average assets(2)		0.70%	0.64%	0.66%
Core return on average equity(2)		6.61%	5.11%	6.63%
Total average assets		$1,437,929	$1,198,878	$1,134,591
Total average stockholders’ equity		152,186	149,713	113,056

(1) Core income tax expense is calculated using the actual effective tax rate of 32.6%, 31.3%, and 26.8% for the three months ended September 30, 2017, June 30, 2017, and September 30, 2016, respectively.

(2) Core earnings used in calculation. No adjustments were made to average assets or average equity.